 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-234631

Supplement dated August 5, 2022
To Prospectus Supplement dated November 12, 2019
(To Prospectus dated November 12, 2019)

Global Net Lease, Inc.
Up to $500,000,000 of Shares
of Common Stock

This supplement (this “Supplement”) supplements the prospectus supplement, dated November 12, 2019 as further supplemented on March 19, 2021, November 5, 2021 and February 25, 2022 (the “Prospectus Supplement”), relating to the offer and sale of shares of Common Stock, par value $0.01 per share (“Common Stock”), of Global Net Lease, Inc. (the “Company”) from time to time through the agents named therein, acting as the Company’s sales agents, or directly to one or more of the agents, acting as principal, in any method permitted by law deemed to be an “at-the-market” offering as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, by means of ordinary brokers transactions on the New York Stock Exchange or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, including block transactions. This Supplement should be read in conjunction with the Prospectus Supplement. Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Prospectus Supplement.

This Supplement is being filed to reflect the amendment of the equity distribution agreement pursuant to which the offering is being conducted (as amended, the “Equity Distribution Agreement”) to revise the list of agents named in the Prospectus Supplement and the Equity Distribution Agreement to add Huntington Securities, Inc., Credit Suisse Securities (USA) LLC, Synovus Securities, Inc., Comerica Securities, Inc. and SG Americas Securities, LLC and to remove Jefferies LLC.

Accordingly, each reference in the Prospectus Supplement to the term “Agent” or “Agents” in the Prospectus Supplement is hereby amended to add Huntington Securities, Inc., Credit Suisse Securities (USA) LLC, Synovus Securities, Inc., Comerica Securities, Inc. and SG Americas Securities, LLC and to remove Jefferies LLC.

In addition, the list of Agents on the front cover page of the Prospectus Supplement is hereby amended and restated as follows:

BMO Capital Markets	KeyBanc Capital Markets	Mizuho Securities

Huntington Capital Markets	B. Riley Securities	Capital One Securities

Ladenburg Thalmann	SMBC Nikko		Barclays
Synovus Securities	Comerica Securities	Credit Suisse	SOCIETE GENERALE

In addition, the list of Agents on the back cover page of the Prospectus Supplement is hereby amended and restated as follows:

BMO Capital Markets

KeyBanc Capital Markets

Mizuho Securities

B. Riley Securities

Capital One Securities

Ladenburg Thalmann

SMBC Nikko

Barclays

Huntington Capital Markets

Credit Suisse

Synovus Securities

Comerica Securities

SOCIETE GENERALE